POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of R. Jay Gerken, Robert I. Frenkel, Thomas C. Mandia and William Renahan with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director of Legg Mason Partners Variable Portfolios I, Inc. (the “Company”) registration statements on Form N-14 (including amendments thereto), with respect to the Legg Mason Partners Variable Investors Portfolio, a series of the Company, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This power of attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the day of June 26, 2006.

/s/ R. Jay Gerken R. Jay Gerken	Director and Chairman of the Board	June 26, 2006

/s/ Carol L. Colman Carol L. Colman	Director	June 26, 2006

/s/ Daniel P. Cronin Daniel P. Cronin	Director	June 26, 2006

/s/ Leslie H. Gelb Leslie H. Gelb	Director	June 26, 2006

/s/ William R. Hutchinson William R. Hutchinson	Director	June 26, 2006

/s/ Riordan Roett Riordan Roett	Director	June 26, 2006

/s/ Jeswald W. Salacuse Jeswald W. Salacuse	Director	June 26, 2006